As filed with the Securities and Exchange Commission on February 8, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

form s-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Greenbacker renewable energy company llc

(Exact name of registrant as specified in its governing instruments)

Delaware (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	80-0872648 (I.R.S. Employer Identification No.)

230 Park Avenue, Suite 1560

New York, NY 10169

Tel (646) 237-7884

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Greenbacker Renewable Energy Company LLC

2023 Equity Incentive Plan

(Full title of the plan)

Charles Wheeler
c/o Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560

New York, NY 10169

Tel (646) 237-7884

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the Greenbacker Renewable Energy Company LLC 2023 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”), either as a part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this registration statement certain information that we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this registration statement. The information incorporated by reference into this registration statement is considered to be part of this registration statement.

Greenbacker Renewable Energy Company LLC (the “Company”) hereby incorporates by reference into this registration statement the following documents previously filed with the SEC:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023;

●	Quarterly Reports on Form 10-Q for the fiscal quarters ended, March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC on May 12, 2023, August 14, 2023 and November 13, 2023, respectively;

●	Current Reports on Form 8-K filed with the SEC on January 31, 2023, March 3, 2023, April 4, 2023, May 1, 2023, May 30, 2023, May 31, 2023, July 3, 2023, July 18, 2023, August 1, 2023, August 17, 2023, September 1, 2023, September 27, 2023, October 2, 2023, October 31, 2023, December 1, 2023, January 2, 2024, January 11, 2024 (Film No.: 24528612), January 11, 2024 (Film No.: 24528877), January 30, 2024 and February 1, 2024;

●	The portions of the Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of shareholders filed on April 17, 2023, that are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

●	The description of our securities contained in Exhibit 4.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the SEC on March 31, 2023), which updated the description thereof contained in our Registration Statement on Form 8-A12G originally filed on June 23, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless its members or manager or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s limited liability company agreement.

The Company’s Fifth Amended and Restated Limited Liability Company Operating Agreement (the “Operating Agreement”), which is incorporated by reference into this registration statement from the Company’s Form 8-K (see the “Incorporation of Documents by Reference” section of this registration statement) filed on May 23, 2022, provides for indemnification of the Company’s directors and officers under certain circumstances. Reference is made to such section of the Operating Agreement.

The above discussion of Section 18-108 and of the Operating Agreement is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Operating Agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document
4.1*	Certificate of Formation of Greenbacker Renewable Energy Company LLC (Incorporated by reference from Exhibit 3.1 of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-178786-01) filed on December 11, 2012)
4.2*	Fifth Amended and Restated Limited Liability Company Operating Agreement of Greenbacker Renewable Energy Company LLC dated May 19, 2022 (Incorporated by reference from Exhibit 10.1 of the Registrant’s Form 8-K (File No. 000-55610) filed on May 23, 2022)
5.1**	Opinion of Clifford Chance US LLP as to the legality of securities being registered
10.1*	Greenbacker Renewable Energy Company LLC 2023 Equity Incentive Plan, dated as of May 23, 2023 (Incorporated by reference from Exhibit 10.1 of the Registrant’s Form 8-K (File No. 000-55610) filed on May 30, 2023)
23.1**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2**	Consent of KPMG LLP
23.3**	Consent of KPMG LLP
24.1**	Power of Attorney (included on the signature page of the registration statement)
107**	Filing Fee Table

*	Filed previously.

**	Filed herewith.

Item 9. Undertakings.

(a) The registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) The registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The registrant undertakes that, for the purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on February 8, 2024.

Greenbacker Renewable Energy Company LLC

By:	/s/ Charles Wheeler
Name: Charles Wheeler
Title: Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Sher and Charles Wheeler to be their true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing), to sign this registration statement and any and all amendments thereto (including further post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Wheeler	Chairman, Chief Executive Officer and Director	February 8, 2024
Charles Wheeler	(Principal Executive Officer)

/s/ Michael Landenberger	Chief Accounting Officer	February 8, 2024
Michael Landenberger	(Principal Financial and Principal Accounting Officer)

/s/ David Sher	Director	February 8, 2024
David Sher

/s/ Robert Brennan	Director	February 8, 2024
Robert Brennan

/s/ Kathleen Cuocolo	Director	February 8, 2024
Kathleen Cuocolo

/s/ Cynthia Curtis	Director	February 8, 2024
Cynthia Curtis

/s/ Robert Herriott	Director	February 8, 2024
Robert Herriott

/s/ David Kastin	Director	February 8, 2024
David M. Kastin